Exhibit 4.14

                     Amended April 1, 2005 Omnibus Agreement
                     ---------------------------------------

                                       re

               Series 1 Convertible Subordinated Promissory Notes
               --------------------------------------------------

This Amended April 1, 2005 Omnibus Agreement re Series 1 Convertible Subordinated Promissory Notes (this "Amended Agreement") is entered into as of April 11, 2005 by and between BrightStar Information Technology Group, Inc., a Delaware corporation ("BrightStar"), BrightStar Information Technology Services, Inc., a Delaware corporation (the "Company"), Stellar McKim LLC ("Stellar") a Delaware limited liability company and each of the holders of the Notes (as defined below) (each a "Holder" and, collectively, the "Holders").

                                 P R E A M B L E

Whereas, the Company initially issued to the Holders its Series 1 Convertible Subordinated Promissory Notes dated July 26, 2001 (as amended by amendments dated as of October 14, 2003, June 30, 2004 and September 1, 2004 by and between the Company and holders of Series 1 Convertible Subordinated Promissory Notes representing in aggregate outstanding principal amount not less than seventy-five percent (75%) of the aggregate outstanding principal amount of all Series 1 Convertible Subordinated Promissory Notes then outstanding, and including those Series 1 Convertible Subordinated Promissory Notes issued to Holders as payment in kind for interest, the "Notes"); and

Whereas, the Notes are secured pursuant to that certain Security Agreement dated as of July 26, 2001, made by BrightStar and others; and

Whereas BrightStar and Stellar have entered into that certain Offer to Purchase dated March 25, 2005, the form of which is set forth in Exhibit A (the "Purchase Offer") which is subject to the execution of a definitive agreement (the "Definitive Agreement"); and

Whereas BrightStar and Stellar have agreed to modify the terms of Exhibit A to eliminate paragraph 7 thereof pertaining to dilution protection in exchange for increasing to $860,000 the cash to be paid to the Holders for their Notes and increasing by one-half percent the number of fully diluted common shares of BrightStar to be retained by the current holders of BrightStar's common stock, options and warrants (excluding the Holder's warrants) at April 14, 2005; and

Whereas, BrightStar proposes to issue approximately 13.869 million shares to the Holders as consideration for their sale of the Notes and for their surrender of all warrants issued in respect of the Notes, all as provided in the Purchase Offer; and

Whereas the Holders have received information regarding the financial condition of BrightStar and the Company and have had the opportunity to request such additional information regarding BrightStar and the Company as may be material to them in connection with the transactions contemplated by this Amended Agreement and, on the basis of such information received, wish to carry out such transactions;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, BrightStar, the Company, the Holders and Stellar hereby agree as follows:

     1. Agreements of Holders Effective Time. Effective upon the satisfaction of the conditions set forth in Section 2 hereof (the "Effective Time"), on or before April 29, 2005 (the "Termination Date," which may be extended from time to time by the written consent of Holders of Notes representing in aggregate outstanding principal amount more than fifty percent (50%) of the aggregate outstanding principal amount of all Notes), each of the Holders hereby:

          a. agrees to sell their Notes to Stellar which shall pay an aggregate of $860,000 in cash for all of the Notes which shall be distributed to the Holders in proportion to the principal balance of their Notes.

          b. agrees that all warrants issued to such Holder in connection with the Notes are cancelled and of no further force or effect.

          c. releases BrightStar, the Company, Stellar, and their respective members, officers, directors, agents, affiliates, successors and assigns from any and all liability or obligation whatsoever in respect of any of the Notes, the Security Agreement or any other document or agreement related thereto, or in respect of any other claim or matter of any nature arising on or prior to the Effective Time (except for obligations arising under this Amended Agreement);

          Each of the Holders agrees to deliver the original Notes, endorsed payable to the order of Stellar, for sale as above provided and surrender to BrightStar the original warrants issued to such Holder in connection with the Notes as above provided, all at such time as is requested by BrightStar in connection with the closing of the transactions contemplated by the Purchase Offer. In addition, upon request by BrightStar, the Company or Stellar, each Holder, at no expense to such Holder, agrees to execute and deliver any and all further documents necessary or appropriate to further confirm and assure the effectiveness and completion of the actions described in clauses a, b, and c above and otherwise to carry out the intent and purposes of this Amended Agreement, including, without limitation, the execution of assignments of financing statements under the Uniform Commercial Code

     2. Conditions to Effectiveness. The agreements of the Holders set forth in Section 1 above shall be effective only upon the prior or contemporaneous satisfaction of the following conditions on or before the Termination Date:

          a. BrightStar, the Company, Stellar and all of the Holders shall have executed this Amended Agreement;

          b. Stellar shall have acquired at least a majority of the voting stock of BrightStar, or securities convertible into, or exchangeable for, a majority of the voting stock of BrightStar; and

          c. The Holders shall have had issued to them by BrightStar approximately 13.869 million shares of BrightStar common stock in proportion to the principal balance of their Notes

     3.   Representations and Warranties of BrightStar and the Holders.

          a. BrightStar and the Company each represents and warrants to each of the Holders and Stellar as follows:

                    i. It is a corporation validly existing under the laws of
               the State of Delaware and has the corporate power to own its assets and to conduct its business as presently conducted.

                    ii. The transactions contemplated by this Amended Agreement have been duly authorized on the part of BrightStar.

                    iii. BrightStar's Form 10-K and Form 10-Q reports filed
               under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 2002, are substantially in compliance with the requirements of the Exchange Act, and no statement contained therein contains any untrue statement of a material fact or omits to state any material fact known to BrightStar necessary to make the statements contained therein and therein not misleading.

          b. The Holders each represent and warrant to Stellar, the Company and BrightStar as follows:

                    i. the Holders have received information regarding Stellar and its operations and have had the opportunity to request such additional information regarding Stellar as may be material to them in connection with the transactions contemplated by this Amended Agreement and, on the basis of such information received, wish to carry out such transactions

     4. Representations, Warranties and Agreements of Stellar. Stellar represents and warrants to each of the Holders, BrightStar and the Company as follows:

          a. It is a limited liability company validly existing under the laws of the State of Delaware and has the power to own its assets and to conduct its business as presently conducted.

          b. The transactions contemplated by this Amended Agreement, including the purchase of the Notes by Stellar, have been duly authorized, and the person signing this Amended Agreement on behalf of Stellar is duly authorized to enter into this Amended Agreement and bind Stellar to carry out the transactions contemplated by this Amended Agreement; and

          c. Stellar has the financial resources to complete the transactions contemplated by this Amended Agreement independent of the approval or financial support of any third party.

     5. Disclaimers. Each Holder executing this Amended Agreement is doing so based solely on the representations and warranties set forth in Sections 3 and 4 above and the independent determination of such Holder. Except for the representations and warranties set forth in Sections 3 and 4 above, no Holder is relying in any way on statements made by or on behalf of BrightStar, the Company or Stellar, whether made by directors, officers or members of any of them, by members of the Company's Ad Hoc Committee of Note Holders, or by any party acting as a consultant, advisor or attorney for BrightStar, the Company or Stellar. Each Holder recognizes that any and all projections of financial performance of the Company in future periods which may have been furnished to Holders are predictions of future events and thus inherently uncertain, and actual financial performance will differ from such projections. In no event shall any individual have any obligation or liability to any Holder associated with the Notes, the obligations of BrightStar or the Company under the Notes, or the transaction contemplated by this Amended Agreement. Stellar acknowledges that it is not relying on any representation or warranty made by any Holder and that it is purchasing the Notes without recourse to any Holder.

     6. Effectiveness. This Amended Agreement shall become effective upon execution hereof by BrightStar, the Company, Stellar and by Holders whose Notes represent in total one-hundred percent (100%) of the aggregate outstanding principal amount of the Notes. This Amended Agreement, when effective, supersedes and completely replaces the April 1, 2005 Omnibus Agreement re Series 1 Convertible Subordinated Promissory Notes by and among BrightStar, the Company, Stellar and the Holders.

     7. Acknowledgement and Consent of Company. BrightStar and the Company acknowledge the continuation of their obligations under the Notes and the Security Agreement. BrightStar and the Company consent to the transactions contemplated by this Amended Agreement.

     8. Notes Closing. The closing of the sale of the Notes by each Holder to Stellar shall occur not later than the later of the Termination Date or five business days after the closing of the transactions described in the Purchase Offer.

     9. Notes Escrow. BrightStar, Stellar and Guzov Ofsink, LLC (the "Escrow Agent"), counsel to Stellar, intend to enter into a Stock Purchase Agreement relating to the sale of common and preferred stock of BrightStar to Stellar (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Escrow Agent shall act as escrow agent for the Notes, warrants to purchase common stock of BrightStar held by the Holders, common stock to be issued to the Holders pursuant to this Agreement and the cash purchase price to be paid by Stellar to the Holders for the purchase of their Notes. The Holders authorize BrightStar to enter into and perform the escrow provisions of the Stock Purchase Agreement substantially upon the terms set forth in the draft of Section 8 of such agreement set forth as Exhibit B attached hereto.

IN WITNESS WHEREOF, the Parties have executed this Amended Agreement as of the date first written above.

Name of Holder                BrightStar Information Technology Group, Inc.


_______________________       By_____________________
 Name of Holder                  Joseph A. Wagda
                                          Chief Executive Officer




                              BrightStar Information Technology Services, Inc.


                              By_____________________
                                 Joseph A. Wagda
                                 Chief Executive Officer


                Consent of Other Debtors under Security Agreement
                -------------------------------------------------

Each of the undersigned consents to the completion of each of the transactions contemplated by the foregoing Amended April 1, 2005 Omnibus Agreement re Series 1 Convertible Subordinated Promissory Notes, and acknowledges that property belonging to each of the undersigned will remain subject to liens and security interests to the extent set forth in the Security Agreement (as defined in the foregoing Agreement).

IN WITNESS WHEREOF, each of the undersigned has executed this Amended Agreement as of the date and year first above written.

                               INTEGRATED CONTROLS, INC.




                               By:
                                    ____________________________________________

                               Print Name:_______________________________

                               Title:____________________________________

                               "DEBTOR"

                               SOFTWARE CONSULTING SERVICES AMERICA, INC.




                               By:
                                    ____________________________________________

                               Print Name:_______________________________

                               Title:____________________________________



                               "DEBTOR"

                               SOFTWARE INNOVATORS, INC.




                               By:
                                    ____________________________________________

                               Print Name:_______________________________

                               Title:____________________________________






                                    EXHIBIT A

                                OFFER TO PURCHASE


Stellar McKim LLC ("SMK") hereby offers to purchase certain securities of BrightStar Information Technology Group, Inc., including its affiliates and subsidiaries, with its principal offices located at 6601 Owens Drive - Suite 115, Pleasanton, CA 94588 ("BrightStar" or the "Company"), under the following terms and conditions:

1. Acquisition
   -----------

SMK proposes to purchase from BrightStar newly issued Convertible Preferred Stock of BrightStar and as a result will acquire control of the Company (on an as converted basis) and all of its assets including, but not limited to, the following:

     a) All rights, title and exclusive interest to all patents, trademarks, licenses, trade names, technical processes, know-how or other intellectual property or rights thereto associated with the business of the Company, whether registered or not;

     b) All tangible and intangible property related to the business of the Company including customer lists, business development data, records, goodwill and other intangible assets;

     c) All contracts, letters of intent and other supporting information related to purchases from suppliers, deliveries or other commitments to customers and beneficial partnership or corporate alliances of the Company; and

     d) Any and all other assets of any nature whatsoever that are related to or used in connection with the business of the Company and its goodwill.

2. Consideration
   -------------

The total consideration paid by SMK to BrightStar and noteholders shall include the following elements:


     a) a Cash Purchase Price of $680,000 to acquire from the holders (the "Noteholders") all of the outstanding Series 1 Convertible Subordinated Promissory Notes (the "Notes") of BrightStar Information Technology Services, Inc. ("Services"). Upon closing of the purchase of the Notes, SMK agrees to extend the maturity of the Notes until December 31, 2007. In addition, in consideration of the cancellation of the warrants and conversion rights related to the Notes, BrightStar at closing will issue to the Noteholders an amount of stock (estimated in the aggregate to be approximately 16.7 million shares) which is equal to the number shares of common stock currently outstanding plus the shares underlying the outstanding non-Noteholder warrants and options;

     b) a Cash Purchase Price of $350,000 in exchange for the Series A and Series B preferred stock of the Company as described below, the proceeds of which shall be used to resolve and settle Legacy Liabilities, which include the Company's outstanding credit line, accrued payables, contingent liabilities, legal and accounting fees; in the event that $350,000 exceeds the total legacy liabilities, the remaining cash balance will remain in the Company as working capital;

     c) Upon SMK's cash purchase of the Notes and Preferred Stock, SMK will be entitled to receive from BrightStar: (a) in exchange for $197,762.66 in total consideration, Series A Convertible Preferred Stock convertible into 38,648,278 shares equal to approximately 53.7% of the currently authorized common stock of BrightStar; and (b) in exchange for $152,238.34 in total consideration, Series B Convertible Preferred Stock convertible, upon shareholder approval, into 595,034,440 shares, said shares being equal to an amount of the common stock of BrightStar, such that, upon conversion of the Series A and B Preferred Stock, SMK shall own 95% of the fully diluted stock of BrightStar. The holders at closing of the outstanding common stock (including the shares to be issued to the Noteholders), options and non-Noteholder warrants (together the "Legacy Shares") shall hold the remaining 5% of common shares of BrightStar on a fully diluted, pro-rata basis, subject to the anti-dilution adjustment described below.

     d) SMK will deposit a non-refundable, good faith payment of $50,000 to BrightStar, with such amount to be offset from the $350,000 payment outlined in above, upon the execution of this Offer to Purchase.

3. Voting Rights
   -------------

Upon SMK's purchasing of the Series A & B Convertible Preferred Stock, the respective preferred classes will be entitled to vote as shareholders based on the respective ownership percentages on an "as converted" basis pursuant to the purchase of the Series A & B preferred classes.

4. Board of Directors
   ------------------

Upon SMK's purchase of the Series A & B Convertible Preferred Stock, SMK will be entitled to appoint dependent and independent representatives to BrightStar's board to reflect SMK's percentage ownership in BrightStar on an "as converted" basis.

5. Closing Date
   ------------

The transaction described in this Offer to Purchase shall close no later than 10:00 a.m. EST on the 29th of April, 2005, (the "Closing Date") at the offices of SMK and shall be immediately effective. Both parties agree that the defined Closing Date can be scheduled at an earlier date, upon mutual agreement of both parties.

6. Due Diligence
   -------------

To the extent reasonably required for the purpose of this Offer to Purchase, and subject to the provisions thereof, and SMK's compliance with that certain Confidentiality Agreement dated effective March 16, 2005 between the Company and Stellar Financial, the Company will cause SMK, its counsel, accountants, investors, lenders, advisors and all other reasonable representatives of SMK ("Representatives") to receive access, during normal business hours, between the date of this offer and the Closing Date, to all of the properties, books, contracts, and records of the Company, and will cause to be furnished to SMK, and its Representatives all such information concerning the affairs of the Company as SMK, or such Representatives may reasonably request. SMK, and its Representatives shall have access to customers and suppliers of the Company for the purpose of gaining information subject to the condition that at least one officer of the Company shall participate in such discussions.


At all reasonable times during normal business hours, SMK, and its Representatives shall have access, prior to the Expiration Date, to discuss the Company's business and affairs with any employee of the Company and the Company's designated advisors.

If, for any reason and at any time prior to the Closing Date, SMK determines that the results of its due diligence are unsatisfactory, in the sole judgment of SMK, it may terminate this Offer to Purchase.


7.  Purchase Price Adjustments/Anti dilution protection
    ---------------------------------------------------

The Legacy Shares will represent an aggregate of 5% of the fully diluted common shares of BrightStar (if necessary, through an adjustment to the conversion price of the Series A and/or Series B Preferred Stock) until the Market Value of the Legacy Shares is at least $400,000 after an Adjustment Event, which is defined as the earlier of a merger or acquisition with a private operating company to be identified or when BrightStar has raised at least $2 million of equity pursuant to a merger or acquisition transaction. Market Value shall mean the weighted average trading prices of BrightStar's common stock during the 20 consecutive trading-day period commencing 30 Calendar days after the Adjustment Event.

8. Conditions Precedent
   --------------------

The obligation of SMK to complete the purchase of BrightStar shall be subject to the fulfillment or satisfaction of, on or before the Closing Date, each of the following conditions precedent:

     a) Governmental Approvals - All required governmental approvals, if any, necessary for the Closing, for the operations of SMK and the full application of rights in respect to material licenses and agreements in the manner that the Company operated prior to the Transaction shall have been obtained. Affirmation of the continuance of all license rights post-acquisition shall be obtained from BrightStar in writing prior to Closing.

     b) Authorization - BrightStar shall have obtained the approval of a sufficient proportion of its officers and directors with authorization to complete the Transaction and execute related documentation.

     c) Material Adverse Change - There shall have been no material adverse change in the business, assets, operations, or prospects of the Company prior to the Close, relative to the state of the Company as of the date of this Offer to Purchase, and the Company shall notify SMK of any material changes discovered prior to Closing.

     d) Due Diligence - SMK, its investors and lenders shall have concluded its due diligence and found the results acceptable.

     e) Documentation - SMK shall consider acceptable the documentation necessary for Closing the Transaction.

     f) Approval Process - Successful completion of the approval processes of SMK's management and directors.

     g) Audit - Receipt of the audit for the fiscal years ended December 31st of 2004 and 2003, in a form satisfactory to SMK.

     h) Consulting Agreements - Acceptance and execution of existing consulting agreements in order to maintain the normal course of operations of the Company.

9. Securities Purchase and Sale Agreement
   --------------------------------------

The terms and provisions governing this transaction of purchase and sale shall be contained in a definitive Purchase and Sale Agreement containing such terms and provisions as may be appropriate under the circumstances, including representations and warranties, indemnities, covenants and conditions (including conditions as to any required governmental approvals or consents), such agreement to be subject to the mutual approval of SMK and BrightStar which agreement shall also include, without limitation, the following terms:

     a) Upon execution of this agreement, SMK and BrightStar shall make joint announcements of this transaction to all interested persons, unless both parties consent to single announcement by either party, and BrightStar shall file a Form 8-K in accordance with applicable rules;

     b) The representations and warranties contained in the agreement shall incorporate and re-state those key facts and representations contained in the Confidentiality Agreement dated effective March 16, 2005;.

10.  Exclusivity
     -----------

After acceptance of the terms of this Offer to Purchase, the Company shall not directly or indirectly through any director, officer, employee, agent, representative (including, without limitation, investment bankers, attorneys and accountants) or otherwise, (i) solicit, initiate or encourage submission of proposals or offers from any third party, relating to any acquisition or purchase of all or a material portion of the Company's assets, or any equity interest in it, or any transaction, consolidation or business combination with it, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person to do or seek any of the foregoing.

11.  Other Provisions
     ----------------

The Company shall be precluded from making changes to current levels of compensation and from declaring or paying dividends prior to the Close. The Company shall conduct its business only in the ordinary course and shall not acquire or agree to acquire as part of the business of the Company all or any substantial portion of the assets or business of any other business organization by merger or consolidation, stock purchase or asset purchase without the written approval of SMK.

12. Legal and Other Costs
    ---------------------

Each of the parties shall bear their own respective legal and other costs arising in connection with this transaction. It is agreed that SMK will cause its counsel to draft the agreements provided for in this Offer to Purchase.

SMK hereby represents that it currently has the liquid assets to complete the transactions contemplated by this offer without the approval or financial assistance of any third party. This offer will remain open for acceptance by BrightStar 7:00 pm EST on the 25th day of March, 2005.


Stellar McKim LLC


By: ____________________________
         James J. Cahill, Managing Member

ACCEPTANCE

BrightStar Information Technology Group, Inc. hereby accepts the foregoing offer this _____day of March, 2005.

BrightStar Information Technology Group, Inc.


By: ______________________________
         Joseph A. Wagda, Chairman & CEO

                                    Exhibit B
                                       to
                     Amended April 1, 2005 Omnibus Agreement
                     ---------------------------------------

8. Escrow Provisions.
   ------------------

                  8.1 The Company and Investor hereby appoint Escrow Agent as escrow agent for the Notes being sold by the Noteholders to the Investor pursuant to the Omnibus Agreement, warrant certificates being delivered by the Noteholders for cancellation by the Company (the "Noteholder Warrants") in connection with the sale to the Investor of the Notes, certificates for the Common Stock being issued to the Noteholders in connection with the sale of the Notes (the "Noteholder Stock Certificates") and the purchase price for the Notes (the "Notes Purchase Price") to be paid by the Investor in accordance with the terms and conditions set forth in the Omnibus Agreement and herein, and the Escrow Agent hereby accepts such appointment.

                  8.2 Upon receipt of all of the Notes, Noteholder Warrants (or other instruments which the investor shall have given written notice to the Escrow Agent are acceptable to the Investor) and Noteholder Stock Certificates in connection with the sale of the Notes to the Investor, the Escrow Agent shall promptly deliver to each of the Noteholders, by check or wire transfer, the amount of the Notes Purchase Price to which such Noteholder shall be entitled as set forth in Exhibit G. In the event that the Company fails to deliver to the Escrow Agent prior to June 30, 2005 any one or more of the Notes, the Noteholder Warrants or the Noteholder Stock Certificates, upon receipt of written notice from the Investor, the Escrow Agent shall return the Notes Purchase Price to the Investor, the appropriate Notes and Noteholders Warrant to each Noteholder to the address set forth on Exhibit G and the Noteholders Stock to the transfer agent of the Company for cancellation. Alternatively, at the option of the Investor, the Investor may direct the Escrow Agent by written notice prior to June 30, 2005 to deliver to the Investor the appropriate Notes, to deliver to the Company for cancellation the appropriate Noteholder Warrants and to deliver to each Noteholder the appropriate Noteholder Stock Certificate and the appropriate portion of the Notes Purchase Price as set forth on Exhibit G in order to effectuate the sale to the Investor of some, but less than all of the Notes. In such event, the Escrow Agent shall return only the unpaid Notes Purchase Price to the Investor, the unsold Notes and uncancelled Noteholders Warrants to each Noteholder who has not sold his Note to the address set forth on Exhibit G for such Noteholder and the Noteholders Stock Certificates that were to be delivered to the Noteholders upon sale of their Notes to the transfer agent of the Company for cancellation.

                  8.3 Escrow Agent shall have no duties or responsibilities other than those expressly set forth herein. Escrow Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. Escrow Agent shall be under no liability to the other parties hereto, or to anyone else, by reason of any failure, on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person, to perform such person's obligations under any such document. Except for amendments to this Agreement relating to escrowed funds or documents or instruments, the Escrow Agent shall not be obligated to recognize any agreement between any and all of the persons referred to herein, notwithstanding that references hereto may be made herein and whether or not it has knowledge thereof.

                  8.4 Escrow Agent shall not be liable to any party or anyone else for any action taken, or omitted to be taken by it, or any action suffered by it to be taken or omitted, in good faith and acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent) statement, instrument, report, or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any of the terms thereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

                  8.5 Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, or of the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable to the other parties hereto or to anyone else in any respect on account of the identity, authority or rights, of the person executing or delivering or purporting to execute or deliver any document or property or this Agreement. The Escrow Agent shall have no responsibility with respect to the use or application of any funds or other property paid or delivered by the Escrow Agent to the Company, the Investor or the Noteholders pursuant to the provisions hereof.

                  8.6 Escrow Agent shall have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event, by reason of which an action would or might be taken by the Escrow Agent, does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to betaken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

                  8.7 Escrow Agent will be indemnified and held harmless by the Investor and the Company from and against all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or proceeding involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, except for claims relating to willful misconduct or gross negligence by Escrow Agent or breach of this Agreement by Escrow Agent, or the monies or other property held by it hereunder.